EXHIBIT 10.19

EIGHT MODIFICATION AND RATIFICATION OF LEASE

THIS EIGHTH MODIFICATION AND RATIFICATION OF LEASE (this “Modification”) is made and entered into effective the 7th day of April 2006, by and between ST. PAUL PROPERTIES, INC., a Delaware corporation (“Landlord”), and THE TRIZETTO GROUP, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated as of April 26, 1999, as amended by that certain Lease commencement letter signed by Landlord on September 9, 1999, and by Tenant on September 7, 1999, by that certain First Modification and Ratification of Lease entered into effective November 1, 1999, by that certain Second Modification and Ratification of Lease entered into effective December 27, 1999, by that certain Third Modification and Ratification of Lease entered into effective January 15, 2000, by that certain Fourth Modification and Ratification of Lease entered into Effective October 15, 2000, by that certain Fifth Modification and Ratification of Lease entered into effective October 31, 2002, by that certain Sixth Modification and Ratification of Lease entered into effective May 19, 2003, by that certain Seventh Modification and Ratification of Lease entered into effective April 12, 2004 (hereafter collectively the “Lease”), for the rental of certain commercial real property located in the Building known as Atrium I, 6061 S. Willow Drive, Englewood, Colorado, and more particularly described in the Lease as: Suites 310 and 300, containing collectively approximately 47,385 rentable square feet (the “Original Premises” and “Expansion Premises” respectively, which may be collectively referred to herein as the “Original Premises”); Suite 233, containing approximately 4,805 rentable square feet (the “Second Expansion Premises”); Suites 217, 235 and 250 containing collectively 13,077 rentable square feet (the “Third Expansion Premises); and Suites 230 and 260 containing collectively 4,624 rentable square feet (the “Fourth Expansion Premises”), and Suite 100 containing approximately 5,586 rentable square feet (the “Fifth Expansion Premises”); and

WHEREAS, Tenant desires to extend the term of the Lease for a period eighty-four (84) months, from July 31, 2009, to and including July 31, 2016, on the terms and conditions set forth in greater detail in this Modification; and

WHEREAS, Tenant desires to further expand the Premises beginning on or about April 14, 2006, through the addition of Suites 115, 120, 125, 150, and 232 in the Building containing approximately 50,862 rentable square feet (hereafter the “Sixth Expansion Premises”), as depicted in greater detail in Exhibit A-7 attached hereto and incorporated by reference, on the terms and conditions set forth in greater detail in this Modification; and

WHEREAS, Landlord is willing to modify the Lease to accommodate such desires, subject to the terms and conditions of this Modification and Landlord and Tenant desire to amend the Lease to reflect the extension of the Lease Term, the addition of the Sixth Expansion Premises, and the increase in Base Rent payable under the Lease.

NOW, THEREFORE, in consideration of the foregoing, the agreements and undertakings of the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. All capitalized terms used herein not otherwise defined in this Modification shall have the meanings given them in the Lease.

2. Incorporation of Recitals. The foregoing recitals are incorporated herein and made a part hereof as if set forth in their entirety.

3. Additional Premises. Effective on April 14, 2006 ( the “Sixth Expansion Premises Commencement Date”), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Sixth Expansion Premises. In addition the identification of the Leased Premises in Section 1.03(B) of the Lease is hereby further amended by adding immediately after the description of the Fifth Expansion Premises the following:

SIXTH EXPANSION PREMISES:

The following portions of the first and second floors of the Building outlined on Exhibit A-7: Suites 115, 120, 125, 150, and 232 in the Building containing approximately 50,862 rentable square feet. Following the Sixth Expansion Premises Commencement Date (as such term is defined below) the Original Premises, Second Expansion Premises, Third Expansion Premises, Fourth Expansion Premises, Fifth Expansion Premises and Sixth Expansion Premises, shall collectively be referred to as the “ Premises”.

4. Sixth Expansion Premises Commencement Date. Section 1.03(D) of the Lease is hereby amended by adding immediately after the description of the commencement date of the Fifth Expansion Premises the following:

The Sixth Expansion Premises Commencement Date shall be April 14, 2006.

5. Termination Date. Section 1.03(F) of the Lease is hereby amended in its entirety by replacing the existing Termination Date of the Lease of July 31, 2009, with the following:

The Termination Date of the Lease for the Original Premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises, Fourth Expansion Premises, Fifth Expansion Premises and Sixth Expansion Premises shall be July 31, 2016, unless sooner terminated as provided in this Lease.

6. Tenant’s Proportionate Share. Section 1.03(J) of the Lease is amended effective on the Sixth Expansion Premises Commencement Date by adding immediately after the description of the Tenant’s Proportionate Share under the Lease for the Premises the following:

Tenant’s Proportionate Share for the Sixth Expansion Premises shall be 38.06%.

7. Security Deposit. Section 1.03(K) of the Lease is hereby amended by increasing the security deposit under the Lease in the additional amount of Forty-One Thousand Seven Hundred Forty-Nine and 23/100 US Dollars ($41,749.23), for a total security deposit of One Hundred Eighty-Nine Thousand Eight Hundred Ninety-Two and No/100 US Dollars ($189,892.00), which additional amount shall be payable to Landlord upon execution of this Modification.

8. Parking Spaces. Effective on the Sixth Expansion Premises Commencement Date, Section 1.03(O) of the Lease is deleted in its entirety, as amended, and is replaced with the following:

Commencing on the Sixth Expansion Premises Commencement Date, and in connection with its occupancy of the entirety of the Premises, Tenant shall be entitled to the non-exclusive use of a maximum of Four Hundred Seventeen (417) parking spaces in the Building parking areas at no charge during the Term of the Lease expiring on July 31, 2016. Landlord, with reasonable advance notice, reserves the right to strictly enforce the number of parking spaces utilized by Tenant during the term of this Lease based upon a parking ratio of 3.3 parking spaces per 1,000 rentable square feet. Landlord further reserves the right to assign and reassign (with the exception of Tenant’s reserved parking spaces described below), from time to time and on a non-discriminatory basis, particular parking spaces for use by persons selected by Landlord, and to issue and implement non-discriminatory rules and regulations with respect to parking spaces for the Building, provided that Tenant’s rights to the number of parking spaces designated herein are preserved. Within the foregoing parking allowance, Tenant shall be entitled to the use of a total of eleven (11) covered reserved parking spaces in those areas designated by Landlord for such spaces as of the date of this Modification, at no charge during the initial Term of the Lease.

9. Operating Expenses. Section 2.02 of the Lease, as previously amended, shall be further amended effective on the date of this Modification by adding to the first sentence thereof after the phrase “Fifth Expansion Premises” the phrase “and Sixth Expansion Premises”. In addition, the schedule of base years to be used to calculate excess expenses incorporated into the Sixth Modification and Ratification of Lease shall be amended by adding thereto the following:

Identification of Premises	Rentable Square Feet	Lease Period	Base Year
Sixth Expansion Premises	50,862	4/14/06-7/31/16	2004

10. Base Rent. Section 1.03(H) of the Lease entitled Base Rent, and Section 1.03(I) of the Lease entitled Monthly Installments of Base Rent, are hereby amended by adding the following:

(a)	Original Premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises, Fourth Expansion Premises, and Fifth Expansion Premises Base Rent. In addition to all other Base Rent to be paid by Tenant under the Lease for the Original Premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises, Fourth Expansion Premises, and Fifth Expansion Premises, Tenant shall also pay Base Rent for said Original Premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises, Fourth Expansion Premises, and Fifth Expansion Premises during the extended lease term, payable monthly in advance, without demand, deduction or set-off, in accordance with the following schedule:

Period	Rentable Square Feet	Lease Rate	Annual Payment	Monthly Payment
(8/1/09 – 7/31/10)	75,477	$19.00/rsf/year	$1,434,063.00	$119,505.25
(8/1/10 – 7/31/11)	75,477	$19.50/rsf/year	$1,471,801.56	$122,650.13
(8/1/11 – 7/31/12)	75,477	$20.00/rsf/year	$1,509,540.00	$125,795.00
(8/1/12 – 7/31/13)	75,477	$21.00/rsf/year	$1,585,017.00	$132,084.75
(8/1/13 – 7/31/14)	75,477	$22.00/rsf/year	$1,660,494.00	$138,374.50
(8/1/14 – 7/31/15)	75,477	$23.00/rsf/year	$1,735,971.00	$144,664.25
(8/1/15 – 7/31/16)	75,477	$24.00/rsf/year	$1,811,448.00	$150,954.00

(b)	Sixth Expansion Premises Base Rent. In addition to the Base Rent payable with respect to the Original Premises, the Expansion Premises, the Second Expansion Premises, the Third Expansion Premises, the Fourth Expansion Premises, beginning on the Sixth Expansion Premises Commencement Date Tenant shall also pay Base Rent for the Sixth Expansion Premises, payable monthly in advance, without demand, deduction or ser-off, in accordance with the following schedule:

Period	Rentable Square Feet	Lease Rate	Annual Payment	Monthly Payment
(4/14/06 – 7/31/07)	50,862	$16.70/rsf/year	$849,395.40	$70,782.95	*
(8/1/07 – 7/31/08)	50,862	$17.20/rsf/year	$874,826.40	$72,902.20
(8/1/08 – 7/31/09)	50,862	$17.70/rsf/year	$900,257.40	$75,021.45
(8/1/09 – 7/31/10)	50,862	$18.20/rsf/year	$925,688.40	$77,140.70

(8/1/10 – 7/31/11)	50,862	$18.70/rsf/year	$951,119.40	$79,259.95

(8/1/11 – 7/31/12)	50,862	$19.70/rsf/year	$1,001,981.40	$83,498.45

(8/1/12 – 7/31/13)	50,862	$21.00/rsf/year	$1,068,102.00	$89,008.50

(8/1/13 – 7/31/14)	50,862	$22.00/rsf/year	$1,118,964.00	$93,247.00

(8/1/14 – 7/31/15)	50,862	$23.00/rsf/year	$1,169,826.00	$97,485.50

(8/1/15 – 7/31/16)	50,862	$24.00/rsf/year	$1,220,688.00	$101,724.00

*	(subject to proration for the partial month of April 2006)

11. Tenant Improvements. Tenant accepts the Sixth Expansion Premises in their current “as-is” condition and repair. The foregoing notwithstanding, Landlord agrees to provide Tenant with an allowance for construction by Tenant of certain tenant improvements to be incorporated into the Premises, in the amount of Two Hundred Ninety-Six Thousand Eight Hundred Eighty-Seven and 70/100 US Dollars ($296,887.70) (the “Construction Credit”), which Construction Credit may be used by Tenant in the manner set forth in Exhibit B-4, attached to this Modification and incorporated by reference. Landlord shall be paid a construction management supervisory fee out of the Construction Credit equal to one percent (1%) of the hard construction costs of the tenant improvements to be constructed by Tenant, specifically excluding architectural fees, project management fees, permitting, cabling, furniture, fixtures and equipment. Landlord’s construction management fee shall be invoiced by and paid to Landlord based upon the invoices submitted by Tenant for reimbursement from Landlord and shall be paid out of the Construction Credit. The Construction Credit shall be paid by Landlord to Tenant within thirty (30) days of mutual execution of this Modification. Landlord, at its option (which option must be exercised, if at all, at the time that Landlord grants its written approval to Tenant’s proposed final construction Plans in the manner described in Exhibit B-5) may require Tenant to remove any physical additions and/or repair any alterations made pursuant to this paragraph or Exhibit B-4, including but not limited to low voltage communications and data cabling, in order to restore the subject portion of the Premises to the condition existing at the time prior to the commencement of such work, all costs of removal and/or alterations to be borne by Tenant.

In addition to the foregoing, and provided that Tenant is not then in default of the Lease beyond any applicable period of notice and cure, on January 1, 2012, and following written request therefor from Tenant to Landlord, Landlord agrees to provide Tenant with a refurbishment allowance for construction by Tenant of certain tenant improvements to be incorporated into the Premises, in the amount of Two Hundred Fifty Thousand and No/100 US Dollars ($250,000.00) (the “Refurbishment Allowance”), which Refurbishment Allowance shall be used by Tenant subject to the provisions of Article 6.00 of the Lease. Any portion of the Refurbishment Allowance not used by Tenant for improvements to the Premises by December 31, 2012 shall revert back to, and shall be paid by Tenant to Landlord.

12. Right Of Offer To Lease – First Floor. Tenant’s Right of Offer contained in Paragraph 12 of the Seventh Modification and Ratification of Lease shall be deleted in its entirety.

13. Extension Option. Provided no event of default (or no event which, with the passage of time or the giving of notice or both, would constitute an event of default under the Lease) has occurred and is continuing beyond any applicable period of notice and cure, and provided Tenant has not assigned the Lease or shall then have currently sublet all or any portion of the Premises, Tenant shall have one option to extend the term of this Lease for all of the Original Premises, Expansion Premises, Second Expansion Premises, Third Expansion Premises, Fourth Expansion Premises, Fifth Expansion Premises and Sixth Expansion Premises (but not for any separate part thereof) for an additional five (5) year term by giving the Landlord written notice at least twelve (12) months, but no more than eighteen (18) months, prior to the expiration of the then current term of this Lease. Upon the giving of such notice, this Lease shall be considered as extended for such option term upon the same terms, conditions and covenants as are contained in this Lease except that there shall be no additional extension options, Landlord shall not be obligated to provide Tenant with any tenant improvement allowance (except as otherwise specifically negotiated between Landlord and Tenant) and except that charges for parking and for after hours HVAC shall be calculated at the rates then being charged by Landlord to other tenants in the Building for such services and except that the base rent shall be calculated by multiplying the number of rentable square feet of the Premises by the then-fair-market-base-rental-value, which then-fair-market-base-rental-value shall be determined in the manner set forth below.

(a)	Landlord and Tenant will have thirty (30) days after Landlord receives the Tenant’s notice of its intent to exercise any extension within which to agree on the then-fair-market-base-rental-value of the Premises. If they agree on the fair market base rent for the subject option period within thirty (30) days, they will amend this Lease by stating the new base rent for the option period.

(b)	If Landlord and Tenant are unable to agree on the then-fair-market-base-rental-value of the Premises for the option period within thirty (30) days, then the base rent for the option period will be the then-fair-market-base-rental-value of the Premises as determined in accordance with subparagraph d below.

(c)	The “then-fair-market-rental-value of the Premises” means what a landlord under no compulsion to Lease the Premises and a tenant under no compulsion to lease the Premises would determine as rents (including initial monthly rent and rental increases) for the option period, as of the commencement of the option period and determined according to recent market lease transactions in comparable buildings located in the market area of the Premises, taking into consideration the uses permitted under this Lease, the quality, size, design and location of the Premises, the credit-worthiness of the Tenant, allowances for rental abatement, moving and tenant finish, if any, and any other factor reasonably related to the determination of rental values.

(d)	If Landlord and Tenant are unable to agree upon the then fair market base rental value of the Premises, within fifteen (15) days after the expiration of the thirty (30) day period set forth in subparagraph a. above, Landlord and Tenant will each appoint a commercial real estate broker with at lease ten (10) years’ full-time commercial experience in the area in which the Premises are located to determine the then-fair market rental value of the Premises. If either Landlord or Tenant does not appoint a commercial real estate broker within ten (10) days after the other has given notice of the name of its broker, the single broker appointed will be the sole appraiser and will set the then-fair market rental value of the Premises. If two commercial real estate brokers are appointed pursuant to this paragraph, they will meet promptly and attempt to set the then-fair market rental value of the Premises. If they are unable to agree within thirty (30) days after the second commercial real estate broker has been appointed, they will attempt to elect a third commercial real estate broker meeting the qualifications stated in this paragraph within ten (10) days after the last day the two commercial real estate brokers are given to set the then fair market rental value of the Premises. If they are unable to agree on a third commercial real estate broker, either Landlord or Tenant, by giving ten (10) days’ prior notice to the other, can apply to the then presiding judge of the District Court in and for the City and County of Denver for the selection of a third commercial real estate broker who meets the qualifications stated in this paragraph. Landlord and Tenant will bear one-half (1/2) of the cost of appointing the third commercial real estate broker and of paying the third commercial real estate broker’s fee. The third commercial real estate broker, however selected, must be a person who has not previously acted in any capacity for either Landlord or Tenant.

(e)	Within thirty (30) days after the selection of the third commercial real estate broker, a majority of the brokers will set the then-fair market rental value of the Premises. If a majority of the brokers are unable to set the then-fair market rental value of the Premises within thirty (30) days after selection of the third commercial real estate broker, the third appraiser shall select either the then-fair market rental value for the Premises established by Landlord’s appointed commercial real estate broker, or the Tenant’s appointed commercial real estate broker.

14. Real Estate Brokers. Each of the parties hereto hereby warrants and represents to the other party that it has not dealt with or been represented by any broker in connection with its execution of this Modification other than Landlord’s listing agent, Cushman & Wakefield of Colorado, Inc., acting as the limited agent of Landlord, and The Staubach Company, acting as the limited agent of Tenant. Tenant agrees to indemnify and hold Landlord harmless from and against any other claims for commissions or similar compensation from any other person claiming an entitlement to any such payment as a result of its representation of Tenant. In addition, Landlord agrees to indemnify and hold Tenant harmless from and against any claims for commissions or similar compensation from any other broker or person claiming an entitlement to any such payment as a result of its representation of Landlord.

15. Performance of Obligations. Tenant hereby acknowledges and confirm that, as of the date hereof Landlord has performed all obligations on the part of the Landlord under the Lease and that Tenant has no claims against Landlord or claims of offset against any rent or other sums payable by Tenant under the Lease.

16. Conditions Precedent. This Modification shall be conditioned upon Landlord entering into a termination agreement acceptable to Landlord, in its sole discretion, for that certain lease agreement between Landlord and HealthTran, LLC, dated October 14, 2003, as amended, for that portion of the Premises constituting the Sixth Expansion Premises. In the event that this condition precedent has not been met by April 30, 2006, this Modification shall be of no further force and effect, both Landlord and Tenant shall be relieved of all obligations hereunder.

17. Conflicts and Non-Amended Provisions. In the event of any express conflict or inconsistency between the terms of the Lease and the terms of this Modification, the terms of this Modification shall control and govern. In all other respects, the terms, covenants and conditions of the Lease are hereby ratified, reaffirmed and republished in their entirety.

18. No Offer. The submission of this Modification by Landlord to the Tenant is not an offer to modify or amend the Lease and is not effective until execution and delivery by both Landlord and Tenant.

19. Entire Agreement. This Modification contains the entire agreement between the parties as to its subject matter and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof.

20. Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall collectively constitute one agreement, but in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart. Execution of this Agreement by facsimile shall be effective to create a binding agreement pursuant to the terms of this Agreement, and, if requested, Landlord and Tenant agree to exchange original signed counterparts.

[Remainder of Page Intentionally Blank, Next Page Signature Page]

IN WITNESS WHEREOF, the parties have entered into this Modification effective as of the date first set forth hereinabove.

Landlord:		Tenant:

ST. PAUL PROPERTIES, INC., a Delaware corporation		THE TRIZETTO GROUP, INC., a Delaware corporation

By:	/s/ R. WILLIAM INSERRA	By:	/s/ JAMES C. MALONE
Name:	R. WILLIAM INSERRA	Name:	JAMES C. MALONE
Title:	V.P. ASSET MANAGEMENT	Title:	CFO

EXHIBIT A-7

DESCRIPTION OF THE SIXTH EXPANSION PREMISES

EXHIBIT B-5

Provisions Relating to Construction of Tenant’s Premises

(Finish Allowance Only)

1. Landlord will provide Tenant with a construction credit in the sum of Two Hundred Ninety-Six Thousand Eight Hundred Eighty-Seven and 70/100 US Dollars ($296,887.70) (the “Construction Credit”), which may be used only against the cost of design, permitting and construction by Tenant of Improvements or alterations permanently installed and incorporated in the realty of the Sixth Expansion Premises, project management fees and engineering fees, as contemplated under those certain plans and specifications and working drawings to be prepared by an architect selected by Tenant and which is reasonably acceptable to Landlord (the “architect”), and which plans, specifications and working drawings are to be initialed by Tenant and by Landlord for identification and approval (the “Plans”) (provided that Landlord will require the preparation of Plans only if such Plans are required to obtain any necessary building permits for the performance of work or alterations within the Sixth Expansion Premises).

2. Except as provided in Paragraph 3 below, The Plans shall be submitted to Landlord for its review and written approval prior to the initiation of construction activities within any portion of the Sixth Expansion Premises, which consent shall not be unreasonably withheld or delayed. For purposes of this Exhibit B-5 only, any Plans for tenant improvements to be submitted to Landlord for review and approval shall be delivered to Landlord by (i) hand delivery, with a signed delivery receipt therefor from the recipient, or (ii) delivered by registered and certified US mail, return receipt requested, and addressed to the following:

Cushman & Wakefield of Colorado, Inc.
6061 S. Willow Drive, Suite 105
Greenwood Village, Colorado 80111
Attn: Ms. Lisa Stanley

Landlord shall review and approve all Plans submitted by Tenant (and all changes to such Plans, if any) as soon as practicable and in any event within five (5) business days of delivery of the Plans to Landlord’s representatives as identified above. If Landlord fails to provide its written consent to the proposed Plans, or such reasonable reasons why it is withholding its consent, within five (5) business days after delivery of such Plans to Landlord, Landlord shall be deemed to have consented to and approved of such plans.

3. Tenant will cause such work (the “Work”) to be performed in a good and workmanlike manner and in accordance with the Plans. Landlord shall provide such cooperation as Tenant may reasonably request in connection with all aspects of the Work, provided that the additional cost of such cooperation, if any, shall be paid to Landlord out of the Construction Credit, including but not limited to the costs of Landlord’s construction management supervisory fee pursuant to Paragraph 10 of this Modification and the costs for engineering fees and consultants’ fees with respect to such Work.

4. Tenant and Landlord agree that Tenant shall select, in Tenant’s sole discretion, a general contractor to perform the Work from the following list of Landlord approved general contractors:

(a)	Provident Constructors;

(b)	CSI, Inc.; or

(c)	DSP General Contractors.

The foregoing notwithstanding, Landlord and Tenant each agree that Tenant shall have the right to propose alternative general contractors of Tenant’s choosing, all subject to Landlord’s prior review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

5. Landlord shall pay the Construction Credit to Tenant, or any applicable portion thereof, within thirty (30) days of mutual execution of that certain Eighth Modification and Ratification of Lease to which this Exhibit B-5 is attached. With respect to all work to be completed within the Premises, and prior to Tenant’s payment of any portion of the Construction Credit to Tenant’s contractors, Tenant shall secure appropriate lien waivers for such Work (or portion of Work) and written approval of the payment application by the architect.

6. Any Work performed by Tenant is excess of the Construction Credit shall be at Tenant’s sole cost and expense and shall also be subject to Landlord’s advance written approval of plans and specifications, unless such Work was included in the Plans previously approved by Landlord as described in this Exhibit B-5.

7. Failure by Tenant to complete the tenant finish improvements shall not relieve Tenant of its duty to pay rent and perform its obligations under the Lease.

8. Tenant shall be responsible for assuring that any alterations, modifications or improvements made by Tenant to the Premises shall comply with the Americans With Disabilities Act of 1990 (“ADA”), including all alterations, modifications or improvements required: (a) as a result of Tenant (or any subtenant, assignee or concessionaire) being a Public Accommodation (as such term is defined in the ADA); (b) as a result of the Premises being a Commercial Facility (as said term is defined in the ADA); (c) as a result of any leasehold improvements, alterations or additions made to the Premises by or on behalf of Tenant or any subtenant, assignee or concessionaire (whether or not Landlord’s consent to such leasehold improvements or alterations was obtained); or, (d) as a result of the employment by Tenant (or any subtenant, assignees or concessionaire) of any individual with a disability, including but not limited to the acquisition and installation of any auxiliary aids.

2